SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 29, 2010 (June 25, 2010)

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3661 Horseblock Road
Medford, NY 11763
(Address of principal executive offices)
631-924-1135
(Registrant’s Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.                                  REGULATION FD DISCLOSURE.

On June 25, 2010, the Company received a letter from Bio-Rad Laboratories (“Bio-Rad”), confirming the completion of Phase 2 (the Development Phase) of the Exclusive Development Agreement signed in April 2008 for a multiplex product employing Chembio’s patented DPP® technology (the “Product”).  In addition Bio-Rad exercised its option right for the transfer to Bio-Rad of exclusive manufacturing rights for the Product.

The Company’s receipt of confirmation of completion of Phase 2 causes the license fee payment to the Company of $340,000, made in January of 2009 pursuant to the License Agreement entered into at that time, to become non-refundable and as a result, the payment will be recognized as revenue received on June 25, 2010, which is the date on which it became non-refundable.

The exercise of the option right has triggered potential aggregate maximum payments to the Company of $275,000.  The first payment of $125,000 is due 30 days from the date the option is exercised, the second payment, in the amount of $75,000, is due upon Bio-Rad’s making the test for available for clinical evaluations, and the final payment, in the amount of $75,000, is due one year after Bio-Rad has made the test available for clinical evaluations.

Also in accordance with the License Agreement, upon commercialization of the Product, Chembio will receive a royalty in the amount of 7% of net Product sales in those countries and other jurisdictions where Chembio has filed the relevant patent.

The information in this Item 7.01 of this Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. The information in this Item 7.01 of this Form 8-K also shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

June 29, 2010                                                                       Chembio Diagnostics, Inc.

By:    /s/ Lawrence A. Siebert
Lawrence A. Siebert
Chief Executive Officer